Exhibit 99.1

Rex Energy Announces Management Change

STATE COLLEGE, Pa., November 6, 2014 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) today announced that its Chief Financial Officer, Michael Hodges, has decided to resign from his position effective January 31, 2015. There have been no disagreements with the Board of Directors or with executive management, and Michael’s departure is not related to any issues regarding financial disclosures, accounting or legal matters.

“As CFO, Michael has led a first class finance organization and overseen a number of significant capital transactions and strategic initiatives,” said Chief Executive Officer Tom Stabley. “We thank him for his leadership, and we wish him the best in his future endeavors.”

The company has commenced an executive search to fill the Chief Financial Officer position. Mr. Hodges will remain with the company for the next several months to ensure a smooth transition. In the event that a successor to Mr. Hodges has not been appointed at the time of his anticipated departure, Curt Walker, Rex Energy’s Chief Accounting Officer, will serve in a dual role and assume the interim Chief Financial Officer duties until a permanent replacement is found. Mr. Walker has been serving as the company’s Chief Accounting Officer since 2012 and was the Vice President, Accounting prior to that. He has been with Rex Energy since 2007.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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For more information, please contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com